Immediate Release
Contact: Mary Brevard, 248-373-2406
A&B FD (PR for BorgWarner):
Ivo Lingnau, +49 (0)69 92037 133

BORGWARNER HOLDS 69.42% OF BERU SHARES
Auburn Hills, Michigan, February 15, 2005 - BorgWarner Inc.
(NYSE: BWA) announced today that, through BorgWarner
Germany GmbH, it holds a total of 69.42% of the outstanding shares of Beru AG after the completion of the additional tender offer period in Germany on February 10, 2005.

Headquartered in Ludwigsburg, Germany, Beru AG is a leading global automotive supplier and manufacturer of diesel cold starting technology (glow plugs and instant starting systems); gasoline ignition technology (spark plugs and ignition coils); and electronic and sensor technology (tire pressure sensors, diesel cabin heaters and selected sensors.) Beru's major customers include, among others, BMW, DCX, GM/Fiat, VW/ Audi, Ford, Porsche, PSA, Renault, Isuzu, Siemens VDO, Valeo, Deutz, and MAN.
Beru employs approximately 2,700 employees.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 61 locations in 17 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot, VW/Audi and BMW.

Additional Information
BorgWarner Germany GmbH, a wholly-owned subsidiary of BorgWarner Inc.
(the "Company"), has completed, in accordance with German law, a public tender offer (the "Tender Offer") for all of Beru AG's remaining outstanding stock. This Tender Offer was not made directly or indirectly in or into the United States, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce or any facilities of any national securities exchange of the United
States. The Tender Offer was not to be accepted by any such use, means, instrumentality or facility involving or from within the United States, and United States persons were not to have the Tender Offer available to them, directly or indirectly, within the United States. Accordingly, information regarding the Tender Offer was not meant for publication or distribution in or into the United States nor did it represent an extension of a tender offer into the United States.
This communication is for information purposes of an offer to purchase, sell or exchange any securities of Beru. The distribution of this news release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Forward-Looking Statements
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as
 "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.
Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003. The Company does not undertake any obligation to update any forward-looking statement.